Exhibit 10.1

Mr. John Stone

***

May 24, 2022

Dear John:

I am pleased to present you with an offer of employment to join Allegion (“Allegion”) as its President and Chief Executive Officer (“CEO”) reporting to the Board of Directors of Allegion (the “Board”). This position will be located in Carmel, Indiana and your employment date will be agreed upon, but anticipated to be on or around July, 1 2022 (“Employment Date”). Effective on the Employment Date, you will be appointed as a member of the Board. I look forward to your acceptance of this offer and you leading Allegion to further success. You will be leading Allegion’s team of experts who make the world safer by securing the places where people live and thrive.

Allegion offers valuable programs to support the health, wellness and financial security of eligible employees and their families. The compensation, benefits and other aspects of your employment are set forth below:

•

Your base salary will be set at an annual rate of $1,000,000, which will be paid bi-weekly. You will be eligible for base salary increases (not decreases) during the annual merit increase cycle based on criteria established by the Compensation and Human Capital Committee of the Board (the “Committee”). Any such increase will be your “base salary” for all purposes thereafter.

•

You will be eligible to participate in the Allegion Annual Incentive Plan (“AIP”). Your annual opportunity is targeted at 125% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion. For the 2022 plan year, you will be paid no less than your annual target amount (not prorated). Please see the enclosed AIP brochure for further details of this program.

•

You will be eligible to receive annual Allegion equity awards during the annual compensation planning process (during the first quarter of each calendar year, commencing 2023), subject to nomination and approval. Your current equity target value is $4,500,000 and the current mix of executive awards is delivered in the form of 50% performance stock units, 25% non-qualified stock options (“NQSO”) and 25% restricted stock units. Details regarding the terms and conditions of your award, including vesting, will be provided upon grant issuance. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential. Please see the enclosed equity brochure for further details of this program.

•	When you consider each of the above items, your TDC target is $6,750,000.

Allegion 11819 N Pennsylvania St Carmel, IN 46032 USA allegion.com

•

To acknowledge the forfeiture of unvested long-term incentive awards from your current employer, Allegion will make the following grants pursuant to Allegion’s 2013 Incentive Stock Plan (the “Plan”), which have been approved by the Committee:

a.

An award of NQSO having a Black Scholes value under U.S. GAAP of $2,000,000 will be granted in the next grant cycle (anticipated to be July 28, 2022) following your Employment Date (“Options”). These Options will vest ratably on the first three anniversaries of the Grant Date (except as provided below), have a ten-year term and an exercise price equal to the fair market value of an ordinary share on the date of grant (where the fair market value is equal to the average of the high and low of the Allegion share price on the date of grant (“FMV”)). Additional details regarding the terms and conditions of this grant award will be provided upon grant issuance.

b.

An award of restricted stock units having a value of $5,500,000 will be granted in the next grant cycle (anticipated to be July 28, 2022) following your Employment Date (“RSUs”), with the number of RSUs determined by the FMV defined above. The RSUs will vest as follows and additional details regarding the terms and conditions of this grant award will be provided upon grant issuance:

i.	On the Two (2) Year Anniversary of your Grant Date – 25%

ii.	On the Three (3) Year Anniversary of your Grant Date – 25%

iii.	On the Four (4) Year Anniversary of your Grant Date – 50%

The foregoing to the contrary notwithstanding, in the event of an involuntary termination of your employment by Allegion without Cause, a voluntary termination by you for Good Reason, or a termination due to your death or Disability, the Options and RSUs will become immediately fully vested, the Options exercisable and the RSUs promptly settled as soon as practical upon termination, but in all cases subject to the terms of the applicable award agreement and in compliance with applicable law, inclusion (without limitation) Section 409A of the US Internal Revenue Code. For such purpose, “Cause” and “Good Reason” will have the respective meanings set forth in the Plan (except that the proviso in clause (i) of the definition of Good Reason under the Plan shall not apply), and “Disability” shall mean a disability determined under the long-term disability plan maintained by the Company under which you are covered, or, in the event no such plan exists or you are not covered under any such plan, a total and permanent disability pursuant to the Employer’s human resources determination.

•

Beginning on your Employment Date, you will be eligible to participate in all applicable benefit programs offered to Allegion employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans for employees in the United States. To learn more about the benefit programs, please visit http://www.mymobilewalletcard.com/allegion or view the New Hire Benefits Guide and Benefits New Hire Legal Notices.

•	Beginning on your Employment Date, you will be eligible for unlimited Paid Time Off (PTO) per our policy.

Allegion 11819 N Pennsylvania St Carmel, IN 46032 USA allegion.com

•

You will be eligible for the Allegion Executive Relocation Program to the greater Indianapolis area. After we receive your acceptance of this offer, a representative from our relocation provider, Aires, will be in touch with you to explain the program and begin the process. Please see the enclosed relocation policy for further details.

•	In addition to the above, as an Officer of Allegion, the following programs will be available to you:

a.

Financial Counseling: Effective on your Employment Date, you will be eligible for a tax, estate, and financial planning services allowance up to $15,000 annually. The entire allowance will be imputed to your annual income.

b.

Executive Health Program: Effective on your Employment Date, you will be eligible to participate in an executive physical examination program established for Allegion in an amount not to exceed $2,000 annually.

c.

Change-in-Control: Effective on your Employment Date and continuing for your period of employment (subject to the terms of the CIC Plan as in effect from time to time), you will be eligible to participate in the Allegion Change in Control Plan (“CIC Plan”). In addition to other certain benefits, more fully set forth within the CIC Plan, the CIC Plan generally provides severance payment and enhanced coverage under certain benefit plans in the event of a loss of job due to a Covered Termination (as defined and in accordance with the CIC Plan). Your severance payment under the CIC Plan will be equal to 3 times the sum of your base salary plus your annual incentive target bonus amount. No excise tax gross-ups will be provided; however, your CIC related cash severance benefit will be adjusted (as may be applicable) to provide you with the greater after-tax benefit between a) parachute payments (within the meaning of IRC Section 280G) paid in full, with you being responsible for all taxes incurred, and b) parachute payments reduced to avoid triggering excise tax under IRC Section 4999. You will separately be provided with a copy of this CIC Plan agreement for your acceptance.

d.

Severance: In the unlikely event of your involuntary termination from Allegion, other than for Cause (as defined in the Plan), in exchange for a signed severance agreement, in a form acceptable to Allegion (subject to the proviso below), along with a release of all claims you may have or allege, you will receive:

i.	Severance payment in the amount of Two (2) times your base salary (less applicable statutory tax withholdings), paid as a lump sum cash payment;
ii.

Continued participation in the AIP program, not to exceed target pro-rated to your last day worked (except, not prorated if occurring during 2022) using the same goals and objectives previously determined. Any payout under the AIP program will be made in accordance with the AIP program;

iii.	Payment of an amount equal to 12 months of benefits costs (less applicable statutory tax withholding) to assist with the cost of COBRA coverage, which will be paid in a lump sum cash payment.
iv.	Payment of $25,000 paid as a lump sum (less applicable statutory tax withholdings) to assist with the cost of outplacement support consistent with your position and needs.

Allegion 11819 N Pennsylvania St Carmel, IN 46032 USA allegion.com

With the exception of the non-compete agreement, such severance agreement will (i) not impose any restrictive covenant on your conduct post-termination not previously agreed and (ii) the general release of claims therein shall not apply to claims (x) for indemnification as provided herein and for coverage as an insured under applicable directors and officers liability insurance, and (y) for accrued and vested benefits under the applicable employee benefit plans in which you are a participant and in accordance with the terms of such plans.

e.

Stock Ownership: Based on your role in Allegion, you are restricted from transactions involving Allegion securities (for example, exercising options or buying or selling ordinary shares or debt securities on the open market) except during designated window periods. You are also required to obtain pre-clearance from Legal (Jeff Braun or Hatsuki Miyata) prior to transacting in any Allegion shares/securities. Furthermore, you will be required to comply with the Allegion executive stock ownership requirements, which is 6 times your annual base salary ($6,000,000) for your role. You will have 5 years to reach this ownership level.

This offer is contingent upon your acceptance of the enclosed Proprietary Information agreement and the Non-Compete agreement. To accept this offer, please sign the Proprietary Information agreement, the Non-compete agreement, and this letter as indicated under the Candidate Acceptance section below and return all documents to Jennifer Preczewski, Vice President – Human Resources.

Please understand that this letter agreement does not constitute a contract of employment for any specific period of time, but will create an “employment at-will” relationship, subject to the terms hereof. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the terms of this letter agreement.

John, we believe that you will make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

/s/ Steven Mizell

Steven C. Mizell

Chair, Allegion Compensation and Human Capital Committee

cc : Jennifer Preczewski

Allegion 11819 N Pennsylvania St Carmel, IN 46032 USA allegion.com

Attachments:

•	2022 AIP Brochure

•	2022 Equity Brochure

•	2022 New Hire Benefits Guide

•	2022 Benefits Legal Notices

•	U.S. Executive Relocation Policy

•	Non-Competition and No Solicitation Agreement

•	Proprietary Agreement

Conditions of Offer

This offer is also contingent upon the following:

1.

Passing the required drug and background screening. All test results will be handled in strict confidence. After submitting your acceptance of employment, you will receive an email outlining the substance abuse screen requirements, instructions, list of locations and instructions on initiating your background check.

2.

Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. After submitting your acceptance of employment, you will be provided with instructions for completing this requirement along with a list of acceptable verification documents.

3.	Understanding, agreeing, signing and returning the Proprietary Information Agreement and Non-Compete agreement.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion and agree to the conditions in the offer letter.

/s/ John Stone	May 27, 2022
John Stone	Date